Exhibit 5.1

McW. Todman & Co Barristers and Solicitors Commissioner for Oaths | Notaries Public Trade Marks & Patents Agents | Corporate Services	Founder: Dr. McW. Todman, CBE., Q.C (1923 -1996)

Our Ref: NSJ/DP/LP/201224

Email: nstjean@mctodman.com

12 March 2025

Lytus Technologies Holdings PTV. Ltd.

Business Centre 1, M Floor

The Meydan Hotel

Nad Al Sheba, Dubai, UAE

Dear Sirs,

Re:	LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. BC# 2033207 (the “Company”)

We have acted as special counsel to LYTUS TECHNOLOGIES HOLDINGS PTV. LTD., a British Virgin Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 12, 2025 relating to the offer and sale by YA II PN, LTD (the “Selling Shareholders”) from time to time of up to an aggregate 49,962,532 of the Company’s common shares, par value $0.01. The 49,962,532 Common Shares included in the Registration Statement relate to the following: (i) up to 48,543,690 common shares (the “Common Shares”) that may be issued to the Selling Shareholder pursuant to the Standby Equity Purchase Agreement, dated February 3, 2025, entered into by and between the Company and the Selling Shareholder (the “SEPA”), and (ii) 1,418,842 common shares consisting of (a) 567,537 common shares (the “First Tranche Commitment Shares”) that have been issued to the Selling Shareholder on February 3, 2025, and (b) 851,305 common shares (the “Second Tranche Commitment Shares,” together with the First Tranche Commitment Shares, the “Commitment Shares”) to be issued to the Selling Shareholder upon certain milestones, as consideration for its irrevocable commitment to purchase common shares at the Company’s direction from time to time, upon the terms and subject to the conditions set forth in the SEPA. Capitalized terms that are not defined in this opinion letter have the meanings given to such terms in the Registration Statement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, (a) the Memorandum and Articles of Association of the Company, (b) certain resolutions adopted by the board of directors (the “Board”) of the Company such other documents as we deem necessary for issuing this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

(a). All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Registration Statement, and prospectus contained therein, conforms in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

NSJ/DP/LP/190225

(b). The copies of the Company Records are complete and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law.

(c). The Director’s Resolutions remain in full force and effect and have not been revoked, rescinded or varied.

(d). There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions herein.

(e). In each case, except as otherwise set forth in any applicable amendment and/or supplement to the Registration Statement or prospectus supplement, any Common Shares will be issued by the Company under and in accordance with the Memorandum and Articles, as amended from time to time.

OPINION

The foregoing opinion is limited to the law of the British Virgin Islands.

1. The Company is a company duly incorporated under the Business Companies Act, 2004 of the British Virgin Islands (the “Act”) and validly exists as a BVI business company limited by shares in the British Virgin Islands.

2. The Company is authorised to issue 230,000,000 shares of one class with a par value of US$0.01 each.

3. The First Tranche Commitment Shares have been duly authorised, validly issued, fully paid and non-assessable.

4. The Second Tranche Commitment Shares that will be issued to the Selling Shareholder will be validly issued, fully paid and non-assessable.

5. The Common Shares to be offered and sold by the Company as contemplated by the Registration Statement when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members, such Common Shares will be validly issued, fully paid and non-assessable.

6. The execution and delivery of the Registration Statement by the Company and the performance of its obligations thereunder is within the corporate capacity and power of the Company and has been duly authorised and approved by all necessary corporate action of the Company.

7. The execution, delivery and performance of the SEPA has been authorised by and on behalf of the Company and the SEPA has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered only for your benefit and the benefit of your legal counsel in connection with the transactions contemplated by the Transaction Document. It may not be disclosed to or relied on by any other party for any other purpose.

Yours faithfully,

/s/ McW Todman & Co
McW Todman & Co

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

NSJ/DP/LP/190225